As filed with the Securities and Exchange Commission on September 25, 2014

Registration No. 333-187605

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-3 on Form S-1 Registration Statement

UNDER THE SECURITIES ACT OF 1933

TOWER GROUP INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Bermuda	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Bermuda Commercial Bank Building 19 Par-La-Ville Road Hamilton, HM 11, Bermuda	N/A (Zip Code)
(Address of Principal Executive Offices)

Copies to:

William E. Hitselberger President and Chief Financial Officer Tower Group International, Ltd. 120 Broadway, 31st Floor New York, New York 10271 (Name and address of agent for service)	John M. Schwolsky Vladimir Nicenko Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000

(212) 655-2000 (Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

On March 28, 2013, Tower Group International, Ltd. (the “Registrant”), filed Registration Statement No. 333-187605 on Form S-3 (the “2013 Registration Statement”) pursuant to which the Registrant registered the offering of an indeterminate number of securities of each class identified therein (the “Securities”).

On September 15, 2014, pursuant to the Agreement and Plan of Merger dated as of January 3, 2014, among ACP Re, Ltd., a Bermuda exempted company (“Parent”), London Acquisition Company Limited, a Bermuda exempted company and wholly owned subsidiary of ACP Re (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, the Registrant has terminated all offerings of Securities pursuant to its existing registration statements, including the 2013 Registration Statement. In accordance with an undertaking made by the Registrant in the 2013 Registration Statement to remove from registration, by means of a post-effective amendment, any Securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration all Securities previously authorized under the 2013 Registration Statement to be offered or sold by the Registrant and that remained unsold as of the effective time of the Merger. The Registrant is deregistering all such Securities by means of a post-effective amendment to Form S-3 on Form S-1, because the Registrant is not currently eligible to use Form S-3.

This Post-Effective Amendment No. 1 to Form S-3 on Form S-1 is being filed in accordance with the requirements of Item 512(a)(3) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, State of New York, on this 25th day September, 2014.

TOWER GROUP INTERNATIONAL, LTD.

By:	/s/ William E. Hitselberger
Name:	William E. Hitselberger
Title:	President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the 2013 Registration Statement in reliance upon Rule 478 under the Securities Act of 1933.